SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                                   CADIZ INC.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    127537207
                                 (CUSIP Number)

                                  30 June, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                      PAGE 2 of 10

CUSIP No. 127537207
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Peloton Partners LLP
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United Kingdom
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    2,264,947
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,264,947
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,264,947
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          19.99%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA (Investment Adviser)
-----------------------------------------------------------------------------

Schedule 13G/A                                                      PAGE 3 of 10

CUSIP No. 127537207
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Geoffrey Grant
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United Kingdom
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    2,264,947
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,264,947
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,264,947
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          19.99%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN (Individual)
-----------------------------------------------------------------------------

Schedule 13G/A                                                      PAGE 4 of 10

CUSIP No. 127537207
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Peloton Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    2,264,947
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,264,947
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,264,947
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          19.99%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO (Company)
-----------------------------------------------------------------------------

Schedule 13G/A                                                      PAGE 5 of 10

CUSIP No. 127537207

ITEM 1(a).  NAME OF ISSUER:
            Cadiz, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            777 S. FIGUEROA STREET, SUITE 4250, LOS ANGELES, CALIFORNIA 90017

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i)  Peloton  Partners  LLP  ("Peloton"),   a  UK  limited   liability
               Partnership, with respect to the Shares reported in this Schedule 13G held by Peloton's investment fund ("PMSMF" defined below).

         (ii) Geoffrey Grant, who is the Chief Investment Officer of Peloton, with respect to the Shares reported in this Schedule 13G held by PMSMF.

        (iii) Peloton Multi-Strategy Master Fund, Ltd. ("PMSMF"), a Cayman Islands company, with respect to shares owned by it.

          The citizenship of each of Peloton and PMSMF is set forth above. Geoffrey Grant is a United Kingdom citizen.

          The address of the principal business office of each of the Reporting Persons except PMSMF is 17 Broadwick Street, London, United Kingdom, W1F 0DJ. The address of the principal business office of PMSMF is c/o AIB/BNY Fund
Management (Ireland) Limited, Guild House, PO Box 4935, Guild Street, IFSC Dublin 1 Ireland.


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Schedule 13G/A                                                      PAGE 6 of 10

CUSIP No. 127537207


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value per share

ITEM 2(e).  CUSIP NUMBER:      127537207

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act;

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see
                    Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g) [ ]   Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G/A                                                      PAGE 7 of 10

CUSIP No. 127537207


ITEM 4.   OWNERSHIP.

          Peloton serves as principal investment manager to a number of investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including for PMSMF. Mr. Geoffrey Grant is the Chief Investment Officer of Peloton. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.   Peloton
          (a)  Amount beneficially owned: 2,264,947
          (b)  Percent of class:  19.99%
               (All percentages herein are based on 11,330,402 shares of Common Stock reported to be outstanding as of March 31, 2006, as reflected in the Form 10-Q filed by the Company.)
          (c)  Number of shares as to which such person  has:
               (i)  sole  power to vote or to  direct  the vote
                    2,264,947
              (ii)  shared  power to vote or to  direct  the  vote
                    0
             (iii)  sole  power to  dispose  or to direct  the  disposition  of
                    2,264,947
              (iv) shared power to dispose or to direct the disposition of 0

     B.   Geoffrey Grant
          (a)  Amount beneficially owned: 2,264,947
          (b)  Percent  of class:  19,99%
          (c)  Number of shares as to which such person  has:
               (i)  sole  power to vote or to  direct  the vote
                    2,264,947
              (ii)  shared  power to vote or to  direct  the  vote
                    0
             (iii)  sole  power  to  dispose  or  to  direct  the   disposition
                    2,264,947
              (iv) shared power to dispose or to direct the disposition of 0

     C.   PMSMF
          (a)  Amount beneficially owned: 2,264,947
          (b)  Percent  of class:  19.99%
          (c)  Number of shares as to which such person  has:
               (i)  sole  power to vote or to  direct  the vote
                    2,264,947
              (ii)  shared  power to vote or to  direct  the  vote
                    0
             (iii)  sole  power to  dispose  or to direct  the  disposition  of
                    2,264,947
              (iv) shared power to dispose or to direct the disposition of 0

Schedule 13G/A                                                      PAGE 8 of 10

CUSIP No. 127537207


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                      PAGE 9 of 10

CUSIP No. 127537207


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  June 8, 2006                /s/ Geoffrey Grant
                                    -----------------------------------
                                    Peloton Partners LLP
                                    By Geoffrey Grant
                                    Chief Investment Officer


                                    /s/ Geoffrey Grant
                                    -----------------------------------
                                    Geoffrey Grant


                                    /s/ Geoffrey Grant
                                    -----------------------------------
                                    Peloton Multi-Strategy Master Fund, LTD.
                                    By Geoffrey Grant
                                    Chief Investment Officer

Schedule 13G/A                                                     PAGE 10 of 10

CUSIP No. 127537207


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  June 9, 2006                /s/ Geoffrey Grant
                                    -----------------------------------
                                    Peloton Partners LLP
                                    By Geoffrey Grant
                                    Chief Investment Officer


                                    /s/ Geoffrey Grant
                                    -----------------------------------
                                    Geoffrey Grant


                                    /s/ Geoffrey Grant
                                    -----------------------------------
                                    Peloton Multi-Strategy Master Fund, LTD.
                                    By Geoffrey Grant
                                    Chief Investment Officer